Exhibit 99.1

PURE Bioscience Reports Fiscal First Quarter 2021

Financial Results

Update on Business Segments and PURE’s SDC-Based Antimicrobial Food Safety Solutions

RANCHO CUCAMONGA, CA (December 15, 2020) – PURE Bioscience, Inc. (OTCQB: PURE), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal first quarter ended October 31, 2020.

Summary of Results – Fiscal First Quarter Operations

●	Net product sales for the fiscal first quarter ended October 31, 2020 increased 256% to 1,417,000, compared to $398,000 for the fiscal first quarter ended October 31, 2019. The increase of $1,019,000 was attributable to increased sales across our distribution and end-user network servicing the food processing, transportation and janitorial industry. In addition, during the fiscal first quarter ended October 31, 2020, we recognized $174,000 in royalties from a nonexclusive third-party distributor.
●	Net loss for the fiscal first quarter ended October 31, 2020 was $180,000, compared to $1.1 million for the fiscal first quarter ended October 31, 2019. Net income, excluding share-based compensation, for the fiscal first quarter ended October 31, 2020 was $49,000, compared to a net loss of $667,000 for the fiscal first quarter ended October 31, 2019.
●	Net loss per share was ($0.00) for the fiscal first quarter ended October 31, 2020, compared to a net loss of ($0.01) for the fiscal first quarter ended October 31, 2019.
●	Gross margin as a percentage of net product sales was 55% and 61% for the first fiscal quarter ended October 31, 2020 and 2019, respectively. The decrease in gross margin percentage was primarily attributable to the sale of lower-margin formulations and packaging configurations of our products during the fiscal first quarter ended October 31, 2020, compared to the fiscal first quarter ended October 31, 2019.

Business Update

●	PURE® Hard Surface

○	Food Processing and Manufacturing: Our distribution network is now servicing hundreds of protein, produce, bakery and dairy facilities across the U.S. By working in tandem with our distributors, we have expanded our existing regional network addressing various food safety solutions. In addition, applications are underway addressing new opportunities in the dairy and fresh produce industry.
○	Food Transportation Sanitization: PURE’s Transport Sanitation Solution, designed to meet the FDA Food Safety Modernization Act (FSMA) requirements, added multiple food transportation companies as users, including the three major companies in the channel, for a total of six of the nation’s largest food transportation companies servicing restaurant chains, food processors and grocery store chains. This proven solution is now being adopted by processors and restaurant chains nationally.
○	Janitorial and Cleaning: Our janitorial and cleaning distributors have continued servicing numerous federal and municipal facilities, as well as school districts and universities across the country. We have made great in-roads in this channel with the help of our regional distributors as part of a national push to provide superior efficacy with an EPA-approved, no-rinse disinfectant.
○	PURE Hard Surface is now listed on the GSA AbilityOne Program, the program in which the federal government procures goods and services from companies that provide employment opportunities to individuals with disabilities. National Industries for the Blind (NIB) sponsored the inclusion of PURE Hard Surface in the program. Our partner, Lighthouse for the Blind and Visually Impaired San Francisco, is in the final stages of constructing a facility in the San Francisco Bay Area that will package PURE’s products and create jobs for the blind, thus meeting the AbilityOne Program’s requirements. Multiple government agencies, including the Federal Aviation Administration (FAA), have started purchasing PURE’s products through the AbilityOne Program.

●	PURE Control®

○	USDA-ARS (United States Department of Agriculture – Agricultural Research Service) published its research validating the work done by SmartWash Solutions® and PURE last year on efficacy on fresh-cut lettuce. An independent publication from SmartWash Solutions® stated, “This novel application and chemistry have been tested commercially and is now available to the fresh-cut market today on iceberg and romaine lettuces. This tool provides the additional incremental lethality needed to drastically reduce the potential for food-borne illness when coupled with SmartWash Solutions’® industry-leading wash system. This is a huge win for companies seeking to prevent recalls, protect their brand and assure consumer trust and safety.”
○	PURE Control is now being used to treat pre-cut lettuce, berries and tomatoes at various locations. Expansion has continued to other seasonal growing locations in the U.S. across several processors.
○	We continue to work with several processors to use PURE Control to enhance the protection of fruit, herbs, onions, broccoli and other processed vegetables.

Tom Y. Lee, Chief Executive Officer, said that, “While our fiscal Q1 results showed increased year-over-year sales growth, we did see a decrease compared to fiscal Q4 of last year. The order restocking process slowed in fiscal Q1 vs Q4 of last year due to the volume of sales recognized toward the end of fiscal Q4.

“We continue to view the commercialization of SmartWash and the progress being made by our PURE Hard Surface partners and distributors as great near-term revenue opportunities. Additionally, I’m pleased to announce another nationally-recognized quick-service restaurant has adopted our SDC technology to help mitigate food safety risks,” concluded Lee.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena. We provide solutions to combat the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented, stabilized ionic silver, and our initial products contain silver dihydrogen citrate, better known as SDC. This is a broad-spectrum, non-toxic antimicrobial agent, which offers 24-hour residual protection and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and mitigation of bacterial resistance. PURE is headquartered in Rancho Cucamonga, California (San Bernardino metropolitan area). Additional information on PURE is available at www.purebio.com

Forward-looking Statements: Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; economic and other disruptions resulting from COVID-19; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control and PURE Hard Surface into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to maintain relationships with its partners and other counterparties; the Company’s ability to generate sufficient revenues and reduce its operating expenses in order to reach profitability; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2020 and Form 10-Q for the first fiscal quarter ended October 31, 2020. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Mark Elliott, VP Finance

PURE Bioscience, Inc.

Ph: 619-596-8600 ext: 116

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	October 31, 2020	July 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$3,466,000	$3,839,000
Accounts receivable	560,000	1,089,000
Inventories, net	733,000	547,000
Restricted cash	75,000	75,000
Prepaid expenses	46,000	16,000
Total current assets	4,880,000	5,566,000
Property, plant and equipment, net	465,000	316,000
Patents, net	421,000	441,000
Total assets	$5,766,000	$6,323,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$773,000	$1,344,000
Accrued liabilities	133,000	168,000
Total current liabilities	906,000	1,512,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 100,000,000 shares authorized, 87,072,951 shares issued and outstanding at October 31, 2020, and at July 31, 2020	871,000	871,000
Additional paid-in capital	127,643,000	127,414,000
Accumulated deficit	(123,654,000)	(123,474,000)
Total stockholders’ equity	4,860,000	4,811,000
Total liabilities and stockholders’ equity	$5,766,000	$6,323,000

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended
	October 31,
	2020	2019
Net product sales	$1,417,000	$398,000
Royalty revenue	174,000	—
Total revenue	1,591,000	398,000
Cost of goods sold	641,000	156,000
Gross Profit	950,000	242,000
Operating costs and expenses
Selling, general and administrative	1,046,000	1,290,000
Research and development	83,000	82,000
Total operating costs and expenses	1,129,000	1,372,000
Loss from operations	(179,000)	(1,130,000)
Other income (expense)
Interest expense, net	(1,000)	(2,000)
Other income, net	—	7,000
Total other income (expense)	(1,000)	5,000
Net loss	$(180,000)	$(1,125,000)
Basic and diluted net loss per share	$(0.00)	$(0.01)
Shares used in computing basic and diluted net loss per share	87,072,951	78,004,073

PURE Bioscience, Inc.

Condensed Consolidated Statement of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2020	87,072,951	$871,000	$127,414,000	$(123,474,000)	$4,811,000
Share-based compensation expense - stock options	—	—	208,000	—	208,000
Share-based compensation expense - restricted stock units	—	—	21,000	—	21,000
Net loss	—	—	—	(180,000)	(180,000)
Balance October 31, 2020 (Unaudited)	87,072,951	$871,000	$127,643,000	$(123,654,000)	$4,860,000

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2019	76,732,334	$768,000	$123,900,000	$(123,478,000)	$1,190,000
Issuance of common stock in private placements, net	2,862,068	28,000	802,000	—	830,000
Share-based compensation expense - stock options	—	—	268,000	—	268,000
Share-based compensation expense - restricted stock units	—	—	190,000	—	190,000
Issuance of common stock for vested restricted stock units	400,000	4,000	(4,000)	—	—
Net loss	—	—	—	(1,125,000)	(1,125,000)
Balance October 31, 2019 (Unaudited)	79,994,402	$800,000	$125,156,000	$(124,603,000)	$1,353,000

PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	October 31,
	2020	2019
Operating activities
Net loss	$(180,000)	$(1,125,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	229,000	458,000
Amortization of stock issued for services	—	4,000
Depreciation and amortization	45,000	52,000
Changes in operating assets and liabilities:
Accounts receivable	529,000	153,000
Inventories	(186,000)	15,000
Prepaid expenses	(30,000)	(16,000)
Accounts payable and accrued liabilities	(606,000)	139,000
Deferred rent	—	(4,000)
Net cash used in operating activities	(199,000)	(324,000)
Investing activities
Purchases of property, plant and equipment	(174,000)	—
Net cash used in investing activities	(174,000)	—
Financing activities
Net proceeds from the sale of common stock	—	830,000
Net cash provided by financing activities	—	830,000
Net increase (decrease) in cash, cash equivalents, and restricted cash	(373,000)	506,000
Cash, cash equivalents, and restricted cash at beginning of period	3,914,000	473,000
Cash, cash equivalents, and restricted cash at end of period	$3,541,000	$979,000

Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$3,466,000	$904,000
Restricted cash	$75,000	$75,000
Total cash, cash equivalents and restricted cash	$3,541,000	$979,000